Exhibit 99.1

FOR FURTHER INFORMATION, CONTACT:	MEDIA INQUIRIES, CONTACT:

John Bacon Vice President, Marketing Cole Real Estate Investments, Inc. john.bacon@ColeREIT.com	Great Ink Communications 212.741.2977 Eric Waters | eric.waters@greatink.com Tom Nolan | tom@greatink.com

Jessica Thorsheim, CFA Director, Investor Relations Cole Real Estate Investments, Inc. jessica.thorsheim@ColeREIT.com

FOR IMMEDIATE RELEASE

Cole Management Team Presents Insights at Top Net Lease Industry Events;

Shares Expertise with Peers, Investors, Analysts and Media

PHOENIX, AZ: (September 10, 2013) – Cole Real Estate Investments, Inc. (NYSE: COLE), a market-leading net lease REIT, announced that key members of the Phoenix-based company’s management team are on the East Coast to speak at two prominent net lease industry conferences in New York City, as well as to meet with key investors and influential media outlets.

The schedule of industry-related events and activities for the Cole team includes:

•	Monday, September 9 – Cole’s management team was in Boston and met with institutional investors and analysts, reviewing the company’s recent financial performance

•	Tuesday, September 10 – Cole president and COO Jeff Holland will speak at the Wells Fargo Securities Second Annual Net Lease Forum, and the company’s management team will meet with investors and analysts attending the event

•	Wednesday, September 11 – Cole CEO Marc Nemer is slated to appear on Bloomberg TV and meet with other key media outlets to discuss the company’s business strategy and industry trends

•	Thursday, September 12 – Cole executives will be participating in panel and roundtable discussions at the Fourth Annual InterFace Net Lease Conference, including:

o	Nemer on the “The Great American Net Lease REIT Roll-Up” panel

o	Holland on the “State of the Net Lease Market” panel

o	Holland and Tom Roberts, Cole’s executive vice president and head of real estate investments, will moderate “The Evolution of the Net Lease Space” roundtable discussion

“On behalf of one of the nation’s net lease leaders, the Cole team is excited to participate in these events and share our broad expertise with industry professionals and observers,” Nemer said. “Since our NYSE listing on June 20, we have been proactively meeting with new investors and industry media. We’re very focused on helping others learn more about our company.”

“The numerous face-to-face meetings we have with investors, analysts and major media outlets are a testament to the continued interest in Cole and its business,” Holland added. “We remain confident that our high-quality portfolio and fully integrated real estate platform position Cole well and we look forward to exchanging ideas and receiving additional feedback on our long-term strategies.”

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About Cole Real Estate Investments, Inc.

Cole Real Estate Investments, Inc. (NYSE: COLE) is an industry-leading net lease REIT that acquires and manages real estate assets leased long-term to a high-quality, diversified tenant base. Since 1979, Cole has leveraged its deep relationships, efficiencies of scale and rigorous operational processes to acquire and actively manage retail, office and industrial properties. As of June 30, 2013, Cole Real Estate Investments had total assets of $7.9 billion, which included 1,014 properties representing approximately 44 million square feet of commercial real estate in 48 states. Cole’s private capital management business, Cole CapitalTM, is a leading sponsor of non-listed REITs. According to industry reports from Robert A. Stanger & Co., Cole is the only non-listed REIT sponsor to rank in the top three for annual capital raised each of the past five years.